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EXHIBIT 21.1

Subsidiaries of the Registrant

	State of Incorporation	Percent Owned
Sterling Savings Bank	Washington	100%
Tri-Cities Mortgage Corporation	Washington	100%
Sterling Capital Trust I	Delaware	100%
Sterling Capital Trust II	Delaware	100%
Subsidiaries of Sterling Savings Bank:
Action Mortgage Company	Washington	100%
Harbor Financial Services, Inc. (a subsidiary of Evergreen First Service Corporation)	Washington	100%
INTERVEST-Mortgage Investment Company	Washington	100%
Evergreen Environmental Development Corporation	Washington	100%
Evergreen First Service Corporation	Washington	100%
Fidelity Service Corporation	Washington	100%
Tri-West Mortgage Company	Washington	100%
Sterling Automobile Loan Securitization 2000-1, L.L.C.	Delaware	100%
Source Capital Corporation	Washington	100%

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Subsidiaries of the Registrant